ELEVATE CREDIT ANNOUNCES THIRD QUARTER 2022 RESULTS

FORT WORTH, TX - November 9, 2022 - Elevate Credit, Inc. (NYSE: ELVT) (“Elevate” or the “Company”), a leading tech-enabled provider of innovative and responsible online credit solutions for non-prime consumers, today announced results for the third quarter ended September 30, 2022.
“Elevate continues to execute against a challenging macro background. For the third quarter, our financial results are keeping with expectations. We remain cautious on growth throughout the remainder of the year as we introduce new and improved affordability and income verification tools," said Jason Harvison, Elevate CEO. "Additionally, our Board of Directors and the management team have commenced a strategic review to consider other ways to further unlock shareholder value. We remain excited for the next chapter at Elevate."
Third Quarter 2022 Financial Results1
•Revenues: Revenues increased 11% during the third quarter of 2022 to $125.6 million, compared to $112.8 million for the third quarter of 2021. The increase in quarterly revenue is primarily attributable to higher average combined loans receivable-principal resulting from growth in all products year over year.
•Combined loans receivable - principal: Combined loans receivable - principal totaled $545.8 million at September 30, 2022, a sequential quarter increase of 3% from $532.4 million at June 30, 2022 and an increase of 6% from $512.9 million at September 30, 2021. The fair value of the combined loans receivable-principal balance was $598.1 million, representing a fair value premium of 10% which is slightly higher than the pro-forma fair value premium of 9% at September 30, 2021 and consistent with the 10% fair value premium at December 31, 2021 and June 30, 2022.
•Credit quality: Past due balances remained relatively consistent at 11% at September 30, 2022 and 10% at December 31, 2021. Net charge-offs as a percentage of revenue during the third quarter of 2022 were 59% compared to 35% during the third quarter of 2021. The reduced charge-offs in the third quarter of 2021 were due to the reduced origination volume resulting from lower demand due to COVID-19 government stimulus programs during the first half of 2021.
•Net loss and Adjusted loss: Net loss for the three months ended September 30, 2022 totaled $(15.0) million compared to a net loss of $(11.0) million (pro-forma net income of $0.2 million) in the third quarter of 2021. Third quarter 2022 results included a one-time deferred tax asset valuation allowance impacting net loss by $(9.9) million. Adjusted loss was $(5.1) million compared to $(9.4) million in the third quarter of 2021.
Fully diluted loss per share for the third quarter of 2022 totaled $(0.48), a decrease from $(0.33) per fully diluted share a year ago. Pro-forma fully diluted earnings per share for the third quarter of 2021 totaled $0.01 per fully diluted share. See "Non-GAAP Financial Measures" for details on the pro-forma fair value adjustments reflected in our condensed consolidated statements of operations.

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1Adjusted EBITDA, Adjusted EBITDA margin, Unaudited pro-forma condensed consolidated financial information, combined loans receivable - principal, combined loans receivable, and combined loan loss reserve are non-GAAP financial measures. These terms are defined elsewhere in this release. Please see the schedules appearing later in this release for reconciliations of these non-GAAP measures to the most directly comparable GAAP measures.

•Adjusted EBITDA: Adjusted EBITDA totaled $14.6 million in the third quarter of 2022, down from $17.3 million, pro-forma, in the third quarter of 2021. The Adjusted EBITDA margin for the third quarter of 2022 was 11.6%, down from 15.3%, pro-forma, in the prior-year third quarter.
Year-to-date 2022 Financial Results1
•Revenues: Revenues increased 28% during the nine months ended September 30, 2022 to $367.5 million, compared to $287.1 million for the nine months ended September 30, 2021. The increase in revenue is primarily attributable to higher average combined loans receivable-principal resulting from growth in all products year over year.
•Net loss: Net loss for the nine months ended September 30, 2022 totaled $(35.5) million, inclusive of the one-time deferred tax asset valuation of $(9.9) million, compared to a net loss of $(1.3) million (pro-forma net income of $4.5 million) for the nine months ended September 30, 2021. Fully diluted loss per share for the nine months ended September 30, 2022 totaled $(1.14), a decrease from $(0.04) per fully diluted share a year ago. Pro-forma fully diluted earnings per share for the nine months ended September 30, 2021 totaled $0.13 per fully diluted share. See "Non-GAAP Financial Measures" for details on the pro-forma fair value adjustments reflected in our condensed consolidated statements of operations.
•Adjusted earnings (loss): Adjusted earnings (loss) were $(25.6) million and $248 thousand for the nine months ended September 30, 2022 and 2021, down approximately $25 million from the prior year period. Adjusted diluted loss per share for the nine months ended September 30, 2022 totaled $(0.82), compared to adjusted diluted earnings of $0.01 for the comparative period in 2021. See "Non-GAAP Financial Measures" for a reconciliation of the non-GAAP measures of adjusted earnings and adjusted diluted earnings per share.
•Adjusted EBITDA: Adjusted EBITDA totaled $25.0 million for the nine months ended September 30, 2022, down from $53.4 million, pro-forma, from the prior year period. The Adjusted EBITDA margin for the nine months ended September 30, 2022 was 6.8%, down from 18.6%, pro-forma, in the prior year period.
Liquidity and Capital Resources
The Company had $73 million of unrestricted cash available at the end of the quarter on September 30, 2022. Total debt at September 30, 2022 was $562.0 million compared to $437.5 million at September 30, 2021. The Company paid down its Victory Park Management LLC ("VPC") debt facilities by approximately $25 million in the first quarter, while drawing down $80 million on all of its debt facilities and term notes through nine months ended September 30, 2022
The Company's use of its debt facilities with VPC and Park Cities Asset Management LLC to fund the portfolio growth during 2022 with incremental borrowings at a cost of approximately 10% on the VPC facilities has resulted in an overall weighted average rate on these two facilities of approximately 9.30% for September 30, 2022 and 2021.
ESPV, EF SPV and EC SPV entered into a credit agreement with Park Cities Asset Management LLC for a Term Note which matures on March 31, 2024, at a daily Secured Overnight Financing Rate ("SOFR") plus 13.25% per annum, with a maximum interest rate of 16.00%. A funding of $15 million under this agreement was made in August 2022, with an additional $5 million on October 31, 2022.
Conference Call
The Company will host a conference call to discuss its third quarter 2022 financial results on Wednesday, November 9, at 4:00 pm Central Time / 5:00 pm Eastern Time. Interested parties may access the conference call live over the phone by dialing 1-888-999-3182 (domestic) or 1-848-280-6330 (international) and requesting the Elevate Credit Third Quarter 2022 Earnings Conference Call. Participants are asked to dial in a few minutes prior to the call to register for the event. The conference call will also be webcast live through Elevate’s Investor Relations website at https://investors.elevate.com/corporate-profile/.

An audio replay of the conference call will be available approximately three hours after the conference call until 11:59 pm ET on November 23, 2022, and can be accessed by dialing 1-844-512-2921 (domestic) or 1-412-317-6671 (international), and providing the passcode 152660, or by accessing Elevate’s website.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements contain words such as "may," "will," "might," "expect," "believe," "anticipate," "could," "would," "estimate," "continue," "pursue," or the negative thereof or comparable terminology, and may include (without limitation) information regarding the Company's expectations, goals or intentions regarding future performance. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “will,” “should,” “likely” and other words and terms of similar meaning. The forward-looking statements include statements regarding: our more cautious approach in executing our measured growth strategy throughout the remainder of 2022; and our expectation of the strategic review to further unlock shareholder value. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. These risks and uncertainties include, but are not limited to: the effect of the current macroeconomic conditions, including high inflation and the resulting impact on our borrowers to repay their loans, and the COVID-19 pandemic on the Company's business, financial condition and results of operations; the Company’s limited operating history in an evolving industry; the Company’s ability to grow revenue and maintain or achieve consistent profitability in the future; the impact of our more cautious approach to loan originations given high inflation and softening credit performance; new laws and regulations in the consumer lending industry in many jurisdictions that could restrict the consumer lending products and services the Company offers, impose additional compliance costs on the Company, render the Company’s current operations unprofitable or even prohibit the Company’s current operations; scrutiny by regulators and payment processors of certain online lenders’ access to the Automated Clearing House system to disburse and collect loan proceeds and repayments; a lack of sufficient debt financing at acceptable prices or disruptions in the credit markets; uncertainties in the current economic environment, including high inflation and a higher interest rate environment; the impact of competition in our industry and innovation by our competitors; our ability to prevent security breaches, disruption in service and comparable events that could compromise the personal and confidential information held in our data systems, reduce the attractiveness of our platform or adversely impact our ability to service loans; and other risks related to litigation, compliance and regulation. Additional factors that could cause actual results to differ are discussed under the heading "Risk Factors" and in other sections of the Company's most recent Annual Report on Form 10-K, and in the Company's other current and periodic reports filed from time to time with the SEC. All forward-looking statements in this press release are made as of the date hereof, based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward-looking statement.

About Elevate
Elevate (NYSE: ELVT), together with the banks that license its marketing and technology services, has originated $10.6 billion in non-prime credit to more than 2.8 million non-prime consumers to date. Its responsible, tech-enabled online credit solutions provide immediate relief to customers today and help them build a brighter financial future. The company is committed to rewarding borrowers’ good financial behavior with features like interest rates that can go down over time, free financial training and free credit monitoring. Elevate’s platform powers a suite of groundbreaking credit products includes RISE, Elastic, Today Card and Swell. For more information, please visit http://corporate.elevate.com.

Investor Relations:

Solebury Trout
Sloan Bohlen, (817) 928-1646
investors@elevate.com

or

Media Inquiries:

Solebury Trout
Laurie Steinberg, (845) 558-6370
lsteinberg@soleburytrout.com

Elevate Credit, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in thousands, except share and per share amounts)	2022	2021	2022	2021
Revenues	$125,617	$112,835	$367,467	$287,108
Cost of sales:
Change in fair value of loans receivable	72,311	—	217,926	—
Provision for loan losses	—	54,903	—	103,098
Direct marketing costs	6,478	15,406	20,532	30,353
Other cost of sales	2,968	4,766	9,013	9,718
Total cost of sales	81,757	75,075	247,471	143,169
Gross profit	43,860	37,760	119,996	143,939
Operating expenses:
Compensation and benefits	15,935	20,445	56,585	58,038
Professional services	6,859	8,423	20,251	24,161
Selling and marketing	896	1,277	2,825	2,520
Occupancy and equipment	5,868	5,521	17,927	15,766
Depreciation and amortization	4,520	4,544	13,001	14,339
Other	942	656	2,577	2,242
Total operating expenses	35,020	40,866	113,166	117,066
Operating income (loss)	8,840	(3,106)	6,830	26,873
Other expense:
Net interest expense	(13,655)	(9,544)	(37,951)	(26,897)
Equity method investment loss	(358)	—	(1,070)	—
Non-operating income (loss)	—	(198)	1,747	519
Total other expense	(14,013)	(9,742)	(37,274)	(26,378)
Income (loss) before taxes	(5,173)	(12,848)	(30,444)	495
Income tax expense (benefit)	9,861	(1,843)	5,058	1,829
Net loss	$(15,034)	$(11,005)	$(35,502)	$(1,334)

Basic loss per share	$(0.48)	$(0.33)	$(1.14)	$(0.04)
Diluted loss per share	$(0.48)	$(0.33)	$(1.14)	$(0.04)

Basic weighted average shares outstanding	31,068,846	33,786,968	31,237,730	34,841,624
Diluted weighted average shares outstanding	31,068,846	33,786,968	31,237,730	34,841,624

Elevate Credit, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)

(Dollars in thousands)	September 30, 2022	December 31, 2021
ASSETS
Cash and cash equivalents*	$72,599	$84,978
Restricted cash*	3,852	5,874
Loans receivable at fair value*	621,312	—
Loans receivable, net of allowance for loan losses of $71,204*	—	511,157
Prepaid expenses and other assets*	12,647	12,745
Operating lease right of use assets	10,933	5,718
Receivable from payment processors*	17,038	15,870
Deferred tax assets, net	—	34,229
Investment in unconsolidated affiliate	4,763	—
Property and equipment, net	39,064	33,104
Goodwill, net	6,776	6,776
Intangible assets, net	231	231
Total assets	$789,215	$710,682

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued liabilities*	$38,381	$82,513
Operating lease liabilities	16,217	9,171
Other taxes payable	410	304
Deferred revenue*	4,480	4,446
Notes payable, net*	560,569	505,277
Total liabilities	620,057	601,711
COMMITMENTS, CONTINGENCIES AND GUARANTEES
STOCKHOLDERS’ EQUITY
Preferred stock	—	—
Common stock	19	19
Additional paid-in capital	210,038	205,860
Treasury stock	(44,901)	(41,746)
Retained earnings (Accumulated deficit)	4,002	(55,162)
Total stockholders’ equity	169,158	108,971
Total liabilities and stockholders’ equity	$789,215	$710,682

* These balances include certain assets and liabilities of variable interest entities (“VIEs”) that can only be used to settle the liabilities of that respective VIE. All assets of the Company are pledged as security for the Company’s outstanding debt, including debt held by the VIEs.

Non-GAAP Financial Measures
This press release and the attached financial tables contain certain non-GAAP financial measures, including Adjusted EBITDA, Adjusted EBITDA margin, Unaudited pro-forma condensed consolidated financial information, combined loans receivable and combined loan loss reserve. Elevate's non-GAAP financial measures might not be comparable to similarly titled measures of its competitors and other companies.
Adjusted Earnings Measures
In addition to the financial information prepared in accordance with GAAP, Elevate uses certain non-GAAP measures such as “Adjusted EBITDA” and "Adjusted EBITDA margin", (collectively, "Adjusted Earnings Measures") in assessing its operating performance. Elevate believes these non-GAAP measures are appropriate measures to be used in evaluating the performance of its business.
Elevate defines Adjusted EBITDA as net income (loss) excluding the impact of income tax expense (benefit), non-operating income loss, net interest expense, share-based compensation expense, equity method investment loss and depreciation and amortization expense. Elevate defines Adjusted EBITDA margin as Adjusted EBITDA divided by revenue. Elevate also included unaudited pro-forma condensed consolidated financial information to reflect the adoption of ASU 2016-13 as of January 1, 2021.
Management believes that Adjusted Earnings Measures are useful supplemental measures to assist management and investors in analyzing the operating performance of the business and provide greater transparency into the results of operations of our core business. Management uses these non-GAAP financial measures frequently in its decision-making because it provides supplemental information that facilitates internal comparisons to the historical operating performance of prior periods and gives an additional indication of Elevate’s core operating performance. Elevate includes these non-GAAP financial measures in its earnings announcement in order to provide transparency to its investors and enable investors to better compare its operating performance with the operating performance of its competitors.
Adjusted Earnings Measures should not be considered as alternatives to net income (loss) or any other performance measure derived in accordance with GAAP. Management's use of Adjusted Earnings Measures has limitations as an analytical tool, and investors should not consider it in isolation or as a substitute for analysis of the Company's results as reported under GAAP. Some of these limitations are:
•Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect expected cash capital expenditure requirements for such replacements or for new capital assets;
•Adjusted EBITDA does not reflect changes in, or cash requirements for, the Company's working capital needs; and
•Adjusted EBITDA does not reflect interest associated with notes payable used for funding customer loans, for other corporate purposes or tax payments that may represent a reduction in cash available to the Company.
Additionally, Elevate’s definition of Adjusted Earnings Measures may not be comparable to similarly titled measures reported by other companies.

The following table presents a reconciliation of Adjusted EBITDA and Adjusted EBITDA margin to Elevate’s net loss for the three and nine months ended September 30, 2022 and 2021:

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in thousands)	2022	2021	2022	2021
Net loss	$(15,034)	$(11,005)	$(35,502)	$(1,334)
Adjustments:
Net interest expense	13,655	9,544	37,951	26,897
Share-based compensation	1,238	1,559	5,176	4,948
Depreciation and amortization	4,520	4,544	13,001	14,339
Equity method investment loss	358	—	1,070	—
Non-operating income (loss)	—	198	(1,747)	(519)
Income tax expense (benefit)	9,861	(1,843)	5,058	1,829
Adjusted EBITDA	$14,598	$2,997	$25,007	$46,160

Adjusted EBITDA margin	11.6%	2.7%	6.8%	16.1%

Adjusted earnings (loss) and adjusted diluted earnings (loss) per share
For the three and nine months ended September 30, 2022, the Company established a valuation allowance for the deferred tax asset of $9.9 million recognized in Income tax expense (benefit). For the three and nine months ended September 30, 2021, the Company recognized an uncertain tax position of $1.6 million in Income tax expense (benefit) due to a change in tax regulations in the state of Texas that impacted the Company's previously recognized research and development state tax credits. The following table presents a reconciliation of Net loss and Diluted loss per share to Adjusted earnings (loss) and Adjusted diluted earnings (loss) per share, which excludes the impact of the valuation allowance and the uncertain tax position:

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in thousands except per share amounts)	2022	2021	2022	2021
Net loss	$(15,034)	$(11,005)	$(35,502)	$(1,334)
Impact of uncertain tax position	—	1,582	—	1,582
Impact of valuation allowance on deferred tax asset, net	9,940	—	9,940	—
Adjusted earnings (loss)	$(5,094)	$(9,423)	$(25,562)	$248

Diluted loss per share	$(0.48)	$(0.33)	$(1.14)	$(0.04)
Impact of uncertain tax position	—	0.05	—	0.05
Impact of valuation allowance on deferred tax asset, net	0.32	—	0.32	—
Adjusted diluted earnings (loss) per share	$(0.16)	$(0.28)	$(0.82)	$0.01

Diluted weighted average shares outstanding	31,068,846	33,786,968	31,237,730	34,841,624
Effect of potentially dilutive shares outstanding*	—	—	—	632,631
Adjusted diluted weighted average shares outstanding	31,068,846	33,786,968	31,237,730	35,474,255
* Represents potentially dilutive shares that had not been included in the Company's nine months ended September 30, 2021 diluted weighted average shares outstanding as the Company was in a net loss position under U.S. GAAP. In    cluding those shares would have been anti-dilutive when in a net loss position.

Unaudited pro-forma condensed consolidated financial information
The following unaudited pro-forma condensed consolidated statement of operations information provides information for the three and nine months ended September 30, 2021 assuming the adoption of ASU 2016-13 occurred as of January 1, 2021. Management has made significant estimates and assumptions in its determination of the pro-forma accounting adjustments based on certain currently available information and certain assumptions and methodologies that the Company believes are reasonable. Management believes the pro-forma financial information is a useful supplemental measure to assist management and investors in analyzing the operating performance of the business and provide greater transparency into the results of operations of our core business. In particular, management believes that this information provides investors with period-over-period comparability given the significant change to our financial statements resulting from the adoption of ASU 2016-13.

	Three Months Ended September 30, 2021			Nine Months Ended September 30, 2021
(Dollars in thousands except per share amounts)	As reported	Fair value adjustments	Pro-forma financial information	As reported	Fair value adjustments	Pro-forma financial information
Revenues	$112,835	$—	$112,835	$287,108	$—	$287,108
Cost of sales:
Provision for loan losses	54,903	(54,903)	—	103,098	(103,098)	—
Change in fair value of loans receivable	—	40,635	40,635	—	95,899	95,899
Direct marketing and other costs of sales	20,172	—	20,172	40,071	—	40,071
Total cost of sales	75,075	(14,268)	60,807	143,169	(7,199)	135,970
Gross profit	37,760	14,268	52,028	143,939	7,199	151,138
Total operating expenses	40,866	—	40,866	117,066	—	117,066
Operating income (loss)	(3,106)	14,268	11,162	26,873	7,199	34,072

Total other expense	(9,742)	—	(9,742)	(26,378)	—	(26,378)
Income (loss) before taxes	(12,848)	14,268	1,420	495	7,199	7,694
Income tax expense (benefit)	(1,843)	3,053	1,210	1,829	1,335	3,164
Net income (loss)	$(11,005)	$11,215	$210	$(1,334)	$5,864	$4,530

Basic earnings (loss) per share	$(0.33)	$0.34	$0.01	$(0.04)	$0.17	$0.13
Diluted earnings (loss) per share	$(0.33)	$0.34	$0.01	$(0.04)	$0.17	$0.13

Basic weighted average shares outstanding	33,786,968	—	33,786,968	34,841,624	—	34,841,624
Diluted weighted average shares outstanding(1)	33,786,968	545,509	34,332,477	34,841,624	632,631	35,474,255

Adjusted EBITDA	$2,997	$14,268	$17,265	$46,160	$7,199	$53,359
Adjusted EBITDA Margin	2.7%		15.3%	16.1%		18.6%
(1)    Represents potentially dilutive shares that were anti-dilutive in the Company's three and nine months ended September 30, 2021 diluted weighted average shares outstanding as the Company was in a net loss position. The pro-forma adjustments result in net income for the periods and therefore result in inclusion of the anti-dilutive shares.

Supplemental Schedules

Revenue by Product

	Three Months Ended September 30, 2022
	Rise	Elastic	Today
(Dollars in thousands)	(Installment Loans)	(Lines of Credit)	(Credit Card)	Total
Average combined loans receivable – principal(2)	$287,793	$199,778	$53,557	$541,128
Effective APR	100%	93%	35%	91%
Finance charges	$72,419	$46,987	$4,666	$124,072
Other	145	77	1,323	1,545
Total revenue	$72,564	$47,064	$5,989	$125,617

	Three Months Ended September 30, 2021
	Rise (1)	Elastic	Today
(Dollars in thousands)	(Installment Loans)	(Lines of Credit)	(Credit Card)	Total
Average combined loans receivable – principal(2)	$264,785	$167,684	$27,480	$459,949
Effective APR	104%	94%	30%	96%
Finance charges	$69,738	$39,662	$2,080	$111,480
Other	275	331	749	1,355
Total revenue	$70,013	$39,993	$2,829	$112,835

	Nine Months Ended September 30, 2022
	Rise	Elastic	Today
(Dollars in thousands)	(Installment Loans)	(Lines of Credit)	(Credit Card)	Total
Average combined loans receivable – principal(2)	$285,769	$192,229	$51,087	$529,085
Effective APR	101%	94%	34%	92%
Finance charges	$214,916	$135,196	$12,874	$362,986
Other	358	268	3,855	4,481
Total revenue	$215,274	$135,464	$16,729	$367,467

	Nine Months Ended September 30, 2021
	Rise (1)	Elastic	Today
(Dollars in thousands)	(Installment Loans)	(Lines of Credit)	(Credit Card)	Total
Average combined loans receivable – principal(2)	$229,203	$149,534	$19,829	$398,566
Effective APR	102%	94%	30%	95%
Finance charges	$174,314	$105,650	$4,453	$284,417
Other	536	492	1,663	2,691
Total revenue	$174,850	$106,142	$6,116	$287,108
(1)    Includes loans originated by third-party lenders through the CSO programs, which are not included in the Company's condensed consolidated financial statements.
(2)    Average combined loans receivable - principal is calculated using daily principal balances. See the "Combined Loan Information" section for a reconciliation of this non-GAAP measure to the most comparable GAAP measure.

Change in Fair Value by Product

	Three Months Ended September 30, 2022
	Rise	Elastic	Today
(Dollars in thousands)	(Installment Loans)	(Lines of Credit)	(Credit Card)	Total
Net charge-offs	$47,752	$20,495	$5,360	$73,607
Net change in fair value	(773)	(1,329)	806	(1,296)
Total change in fair value of loans receivable	$46,979	$19,166	$6,166	$72,311

Net charge-offs as a percentage of revenues	66%	44%	89%	59%
Total change in fair value of loans receivable as a percentage of revenues	65%	41%	103%	58%
Percentage past due	12%	8%	20%	11%

	Three Months Ended September 30, 2021(1)
	Rise	Elastic	Today
(Dollars in thousands)	(Installment Loans)	(Lines of Credit)	(Credit Card)	Total
Net charge-offs	$30,210	$8,063	$742	$39,015
Net change in fair value (pro-forma)	2,727	(1,454)	347	1,620
Total change in fair value of loans receivable (pro-forma)	$32,937	$6,609	$1,089	$40,635

Net charge-offs as a percentage of revenues	43%	20%	26%	35%
Total change in fair value of loans receivable as a percentage of revenues	47%	17%	38%	36%
Percentage past due	11%	6%	11%	9%

	Nine Months Ended September 30, 2022
	Rise	Elastic	Today
(Dollars in thousands)	(Installment Loans)	(Lines of Credit)	(Credit Card)	Total
Net charge-offs	$143,875	$56,310	$15,291	$215,476
Net change in fair value	555	(437)	2,332	2,450
Total change in fair value of loans receivable	$144,430	$55,873	$17,623	$217,926

Net charge-offs as a percentage of revenues	67%	42%	91%	59%
Total change in fair value of loans receivable as a percentage of revenues	67%	41%	105%	59%
Percentage past due	12%	8%	20%	11%

	Nine Months Ended September 30, 2021(1)
	Rise	Elastic	Today
(Dollars in thousands)	(Installment Loans)	(Lines of Credit)	(Credit Card)	Total
Net charge-offs	$72,233	$21,437	$2,298	$95,968
Net change in fair value (pro-forma)	1,198	(1,776)	509	(69)
Total change in fair value of loans receivable (pro-forma)	$73,431	$19,661	$2,807	$95,899

Net charge-offs as a percentage of revenues	41%	20%	38%	33%
Total change in fair value of loans receivable as a percentage of revenues	42%	19%	46%	33%
Percentage past due	11%	6%	11%	9%
(1)    Not a financial measure prepared in accordance with GAAP. The pro-forma fair value accounting adjustments are due to Elevate's transition from an incurred credit loss model to a fair value accounting model for its loan portfolio acceptable under US GAAP. See the "Unaudited pro-forma condensed consolidated financial information" section for a reconciliation of this non-GAAP measure to the most comparable GAAP measure.

Loan Loss Reserve by Product(3)

	Three Months Ended September 30, 2021
	Rise	Elastic	Today
(Dollars in thousands)	(Installment Loans)	(Lines of Credit)	(Credit Card)	Total
Combined loan loss reserve(1):
Beginning balance	$28,099	$10,372	$1,850	$40,321
Net charge-offs	(30,210)	(8,063)	(742)	(39,015)
Provision for loan losses	42,299	10,832	1,772	54,903
Ending balance	$40,188	$13,141	$2,880	$56,209
Combined loans receivable(1)(2)	$306,229	$194,459	$35,142	$535,830
Net charge-offs as a percentage of revenues	43%	20%	26%	35%
Combined loan loss reserve as a percentage of ending combined loans receivable	13%	7%	8%	11%
Provision for loan losses as a percentage of revenues	60%	27%	63%	49%

	Nine Months Ended September 30, 2021
	Rise	Elastic	Today
(Dollars in thousands)	(Installment Loans)	(Lines of Credit)	(Credit Card)	Total
Combined loan loss reserve(1):
Beginning balance	$33,968	$13,201	$1,910	$49,079
Net charge-offs	(72,233)	(21,437)	(2,298)	(95,968)
Provision for loan losses	78,453	21,377	3,268	103,098
Ending balance	40,188	13,141	2,880	56,209
Combined loans receivable(1)(2)	$306,229	$194,459	$35,142	$535,830
Net charge-offs as a percentage of revenues	41%	20%	38%	33%
Combined loan loss reserve as a percentage of ending combined loans receivable	13%	7%	8%	11%
Provision for loan losses as a percentage of revenues	45%	20%	53%	36%
(1)    Not a financial measure prepared in accordance with GAAP. See the "Combined Loan Information" section for a reconciliation of this non-GAAP measure to the most comparable GAAP measure.
(2)    Includes loans originated by third-party lenders through the CSO programs, which are not included in the Company's condensed consolidated financial statements.
(3)    Prior to January 1, 2022, the Company was on the incurred credit loss model and recognized a loan loss reserve based on estimated losses inherent within the loan portfolio. A loan loss reserve is no longer maintained with the accounting model change to carry the loan portfolio at fair value effective January 1, 2022.
Customer Loan Data by Product

	Three Months Ended September 30, 2022
	Rise	Elastic	Today
(Dollars in thousands)	(Installment Loans)	(Lines of Credit)	(Credit Card)	Total
Beginning number of combined loans outstanding	115,082	103,607	36,410	255,099
New customer loans originated	18,935	4,406	4,841	28,182
Former customer loans originated	16,848	228	—	17,076
Attrition	(34,491)	(7,187)	(2,939)	(44,617)
Ending number of combined loans outstanding	116,374	101,054	38,312	255,740
Customer acquisition cost	$285	$147	$90	$230
Average customer loan balance	$2,523	$1,957	$1,422	$2,134

	Three Months Ended September 30, 2021
	Rise	Elastic	Today
(Dollars in thousands)	(Installment Loans)	(Lines of Credit)	(Credit Card)	Total
Beginning number of combined loans outstanding	108,784	92,278	17,481	218,543
New customer loans originated	41,010	18,937	9,735	69,682
Former customer loans originated	18,295	154	—	18,449
Attrition	(35,391)	(3,870)	21	(39,240)
Ending number of combined loans outstanding	132,698	107,499	27,237	267,434
Customer acquisition cost	$268	$206	$52	$221
Average customer loan balance	$2,194	$1,744	$1,254	$1,918

	Nine Months Ended September 30, 2022
	Rise	Elastic	Today
	(Installment Loans)	(Lines of Credit)	(Credit Card)	Total
Beginning number of combined loans outstanding	134,414	110,628	35,464	280,506
New customer loans originated	46,711	15,107	11,377	73,195
Former customer loans originated	49,584	555	—	50,139
Attrition	(114,335)	(25,236)	(8,529)	(148,100)
Ending number of combined loans outstanding	116,374	101,054	38,312	255,740
Customer acquisition cost	$304	$346	$97	$281

	Nine Months Ended September 30, 2021
	Rise	Elastic	Today
	(Installment Loans)	(Lines of Credit)	(Credit Card)	Total
Beginning number of combined loans outstanding	103,940	100,105	10,803	214,848
New customer loans originated	77,370	28,128	17,060	122,558
Former customer loans originated	46,060	380	—	46,440
Attrition	(94,672)	(21,114)	(626)	(116,412)
Ending number of combined loans outstanding	132,698	107,499	27,237	267,434
Customer acquisition cost	$284	$261	$60	$248
Combined Loan Information

The Elastic line of credit product is originated by a third-party lender, Republic Bank, which initially provides all of the funding for that product. Republic Bank retains 10% of the balances of all of the loans originated and sells a 90% loan participation in the Elastic lines of credit to a third party SPV, Elastic SPV, Ltd. Elevate is required to consolidate Elastic SPV, Ltd. as a variable interest entity under GAAP and the condensed consolidated financial statements include revenue, losses and loans receivable related to the 90% of Elastic lines of credit originated by Republic Bank and sold to Elastic SPV, Ltd.
Since the fourth quarter of 2018, the Company licensed its Rise installment loan brand to a third-party lender, FinWise Bank, which originates Rise installment loans in seventeen states. FinWise Bank initially provides all of the funding, retains 4% of the balances of all of the loans originated and sells the remaining 96% loan participation in those Rise installment loans to a third party SPV, EF SPV, Ltd. Elevate is required to consolidate EF SPV, Ltd. as a variable interest entity under GAAP and the condensed consolidated financial statements include revenue, losses and loans receivable related to the 96% of Rise installment loans originated by FinWise Bank and sold to EF SPV, Ltd.
Beginning in 2018, the Company started licensing the Today Card brand and its underwriting services and platform to launch a credit card product originated by Capital Community Bank ("CCB"), which initially provides all of the funding for that product. CCB retains 5% of the credit card receivable balance of all the receivables originated and sells a 95% participation in the Today Card credit card receivables to a wholly-owned subsidiary SPV of the Company, Today SPV. The Today Card program began expanding in 2020.
Since the third quarter of 2020, the Company also licenses its Rise installment loan brand to an additional third-party lender, CCB, which originates Rise installment loans in three states. Similar to the relationship with FinWise Bank, CCB initially provides all of the funding, retains 5% of the balances of all of the loans originated and sells the remaining 95% loan participation in those Rise installment loans to a third-party SPV, EC SPV, Ltd. Elevate is required to consolidate EC SPV, Ltd. as a variable interest entity under GAAP and the condensed consolidated financial statements include revenue, losses and loans receivable related to the 95% of the Rise installment loans originated by CCB and sold to EC SPV, Ltd.

Elevate defines combined loans receivable - principal as loans owned by the Company plus loans originated and owned by third-party lenders pursuant to our CSO programs. Under these programs, the Company does not make Rise loans directly, but rather acts as a Credit Services Organization (which is also known as a Credit Access Business), or, “CSO,” and the loans are originated by an unaffiliated third party. There were no new loan originations in 2021 under the CSO programs, but the Company continued to have obligations as the CSO until the wind-down of this portfolio was completed in the third quarter of 2021. Elevate defines combined loan loss reserve as the loan loss reserve for loans owned by the Company plus the loan loss reserve for loans originated and owned by third-party lenders and guaranteed by the Company. The information presented in the tables below on a combined basis are non-GAAP measures based on a combined portfolio of loans, which includes the total amount of outstanding loans receivable that the Company owns and that are on the Company's condensed consolidated balance sheets plus outstanding loans receivable originated and owned by third parties that the Company guarantees pursuant to CSO programs in which the Company participates.
The Company believes these non-GAAP measures provide investors with important information needed to evaluate the magnitude of potential loan losses and the opportunity for revenue performance of the combined loan portfolio on an aggregate basis. The Company also believes that the comparison of the combined amounts from period to period is more meaningful than comparing only the amounts reflected on the Company's condensed consolidated balance sheets since both revenues and cost of sales as reflected in the Company's condensed consolidated financial statements are impacted by the aggregate amount of loans the Company owns and those CSO loans the Company guarantees.
The Company's use of total combined loans and fees receivable has limitations as an analytical tool, and investors should not consider it in isolation or as a substitute for analysis of the Company's results as reported under GAAP. Some of these limitations are:
•Rise CSO loans were originated and owned by a third-party lender; and
•Rise CSO loans were funded by a third-party lender and were not part of the VPC Facility.
As of each of the period ends indicated, the following table presents a reconciliation of:
•Loans receivable, net, Company owned (which reconciles to the Company's condensed consolidated balance sheets included elsewhere in this press release);
•Loans receivable, net, guaranteed by the Company;
•Combined loans receivable (which the Company uses as a non-GAAP measure); and
•Combined loan loss reserve (which the Company uses as a non-GAAP measure).

	2021		2022
(Dollars in thousands)	September 30	December 31	March 31	June 30	September 30
Company Owned Loans:
Loans receivable – principal, current, company owned	$466,140	$501,552	$457,259	$477,721	$486,242
Loans receivable – principal, past due, company owned	46,730	57,207	54,060	54,712	59,576
Loans receivable – principal, total, company owned	512,870	558,759	511,319	532,433	545,818
Loans receivable – finance charges, company owned	22,960	23,602	22,991	23,079	23,214
Loans receivable – company owned	535,830	582,361	534,310	555,512	569,032
Allowance for loan losses on loans receivable, company owned(5)	(56,209)	(71,204)	—	—	—
Fair value adjustment, loans receivable- principal(7)	—	—	49,844	53,438	52,280
Loans receivable, net, company owned / Loans receivable at fair value	$479,621	$511,157	$584,154	$608,950	$621,312
Third Party Loans Guaranteed by the Company:
Loans receivable – principal, current, guaranteed by company	$—	$—	$—	$—	$—
Loans receivable – principal, past due, guaranteed by company	—	—	—	—	—
Loans receivable – principal, total, guaranteed by company(1)	—	—	—	—	—
Loans receivable – finance charges, guaranteed by company(2)	—	—	—	—	—
Loans receivable – guaranteed by company	—	—	—	—	—
Liability for losses on loans receivable, guaranteed by company	—	—	—	—	—
Loans receivable, net, guaranteed by company(3)	$—	$—	$—	$—	$—
Combined Loans Receivable(3):
Combined loans receivable – principal, current	$466,140	$501,552	$457,259	$477,721	$486,242
Combined loans receivable – principal, past due	46,730	57,207	54,060	54,712	59,576
Combined loans receivable – principal	512,870	558,759	511,319	532,433	545,818
Combined loans receivable – finance charges	22,960	23,602	22,991	23,079	23,214
Combined loans receivable	$535,830	$582,361	$534,310	$555,512	$569,032
Combined Loan Loss Reserve(3):
Allowance for loan losses on loans receivable, company owned(5)	$(56,209)	$(71,204)	$—	$—	$—
Liability for losses on loans receivable, guaranteed by company	—	—	—	—	—
Combined loan loss reserve(5)	$(56,209)	$(71,204)	$—	$—	$—
Combined loans receivable – principal, past due(3)	$46,730	$57,207	$54,060	$54,712	$59,576
Combined loans receivable – principal(3)	512,870	558,759	511,319	532,433	545,818
Percentage past due	9%	10%	11%	10%	11%
Combined loan loss reserve as a percentage of combined loans receivable(3)(4)(5)	11%	12%	—%	—%	—%
Allowance for loan losses as a percentage of loans receivable – company owned(5)	11%	12%	—%	—%	—%
Fair value adjustment, combined loans receivable- principal(6)(7)	$47,677	$54,730	$49,844	$53,438	$52,280
Combined loans receivable at fair value(6)	583,507	637,091	584,154	608,950	621,312
Fair value as a percentage of combined loans receivable- principal(3)(6)	109%	110%	110%	110%	110%
(1)    Represents loans originated by third-party lenders through the CSO programs, which are not included in the Company's condensed consolidated financial statements. The wind-down of the CSO program was completed in the third quarter of 2021.
(2)    Represents finance charges earned by third-party lenders through the CSO programs, which are not included in the Company's condensed consolidated financial statements. The wind-down of the CSO program was completed in the third quarter of 2021.
(3)    Non-GAAP measure.
(4)    Combined loan loss reserve as a percentage of combined loans receivable is determined using period-end balances.
(5)    Effective January 1, 2022, upon the election to carry the loan portfolio at fair value, a combined loan loss reserve and allowance for loan losses is no longer required as an assumption for loan losses has been included in the fair value assumptions.
(6)    The periods of September 30, 2021 to December 31, 2021 include pro-forma adjustments reflecting the combined loans receivable at fair value consistent with a fair value methodology acceptable with US GAAP.
(7)    The period of September 30, 2022 includes a fair value adoption adjustment of $2.4 million.